Exhibit 5.3

SRK Consulting (Canada) Inc. Suite 101 - 1984 Regent Street South Sudbury, Ontario, Canada P3E 5S1 T: +1-705-682-3270 sudbury@srk.com www.srk.com

October 30, 2018

CONSENT OF CONSULTANT

We hereby consent to the inclusion in, and incorporation by reference into, First Majestic Silver Corp.’s Registration Statement on Form F-10 (File No. 333-227855), of our name, references to, and information derived from, our technical report entitled “Technical Report for the La Parrilla Silver Mine, San Jose de La Parrilla, Durango, Mexico”, dated December 31, 2016.

Sincerely,

/s/ Stephen Taylor
Stephen Taylor, PEng
Principal Consultant (Mining)
SRK Consulting (Canada) Inc.

City of Sudbury

Dated the 30 day of October, 2018

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